NEWS RELEASE

North American Palladium Appoints Chief Operating Officer

Toronto, Ontario, November 3, 2010 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (NYSE Amex: PAL) is pleased to announce the appointment of Greg Struble as Vice President and Chief Operating Officer effective December 6, 2010.

Mr. Struble is a mine engineer with over 30 years of experience in underground mining.  Most recently, he served as Executive Vice President and Chief Operating Officer of Stillwater Mining Company, where he was responsible for two underground palladium mines as well as smelter and refinery operations.  Prior to this, he worked as underground project manager for Barrick Gold’s Cortez Hills Joint Venture.  Mr. Struble has also worked internationally at a number of large gold mines, including as General Manager of the El Penon Mine in Chile and the Jerritt Canyon Mines in Nevada.

“Greg has an exceptional track record of operating excellence and project execution and further strengthens our management team. His expertise will be an important asset to our palladium growth plans as we invest over $200 million over the next two years to double our production and establish NAP as a long life, low cost producer,” said William J. Biggar, President and CEO.  “Under his leadership, we are confident that we will meet or exceed our operational objectives for both palladium and gold, and that he will make an important contribution towards transforming NAP into a mid tier precious metals producer.”

About North American Palladium

NAP is a Canadian precious metals company focused on growing its production of palladium and gold in mining-friendly jurisdictions.  The Company’s flagship mine, Lac des Iles, is one of the world’s two primary palladium producers. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both its Lac des Iles and Sleeping Giant mines, and a number of exploration projects.  NAP trades on the NYSE Amex under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

Camilla Bartosiewicz
Manager, Investor Relations and Corporate Communications
Telephone: 416-360-7590 Ext. 7226
Email: camilla@nap.com

www.nap.com